EXHIBIT 21.1 PRIMARY SUBSIDIARIES OF CNA FINANCIAL CORPORATION

COMPANY	PLACE OF INCORPORATION

American Casualty Company of Reading, Pennsylvania	Pennsylvania
CNA Insurance Company (Europe) Ltd.	United Kingdom
CNA Casualty of California	California
CNA Group Life Assurance Company	Illinois
CNA Surety Corporation	Delaware
Columbia Casualty Company	Illinois
Continental Assurance Company	Illinois
Continental Casualty Company	Illinois
Continental Insurance Company of Newark, New Jersey	New Jersey
Firemen’s Insurance Company of Newark, New Jersey	New Jersey
National Fire Insurance Company of Hartford	Connecticut
The Buckeye Union Insurance Company	Ohio
The Continental Insurance Company	New Hampshire
The Continental Corporation	New York
The Glens Falls Insurance Company	Delaware
Transcontinental Insurance Company	New York
Transportation Insurance Company	Illinois
Valley Forge Insurance Company	Pennsylvania
Valley Forge Life Insurance Company	Pennsylvania

All other subsidiaries, when aggregated, are not considered significant.